Exhibit 107
Calculation of Filing Fee Tables
Form S-8
Playboy, Inc.

Security Type	Security Class Title	Fee Calculation Rule(3)	Amount Registered(1)		Proposed Maximum Offering Price Per Share(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee(4)
Equity	Common Stock, par value $0.0001 per share	457(h)	4,960,883	(2)	$1.70	$8,433,501.10	0.00013810	$1,164.67
Total Offering Amounts						$8,433,501.10		$1,164.67
Total Fee Offsets								—
Net Fee Due								$1,164.67
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 also covers an indeterminate number of additional shares of common stock of Playboy, Inc. (the “Registrant”) that may be offered and issued under the Playboy, Inc. Amended & Restated 2021 Equity and Incentive Compensation Plan (the “Plan”) to prevent dilution resulting from stock splits, stock distributions or similar transactions.
(2)Represents an additional 4,512,795 shares of common stock, par value $0.0001 per share (the “Common Stock”), of the Registrant issuable under the Plan and 448,088 shares of Common Stock of the Registrant underlying awards granted under the Plan (upon those awards being cancelled or forfeited, settled for cash, or unearned, or expiring) that will become reissuable under the Plan. The Registrant previously filed a registration statement on Form S-8 (No. 333-259216) with respect to shares issuable under the Plan.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act on the basis of the average of the high and low sale prices of such shares as reported on the Nasdaq Global Market on March 18, 2026.
(4)The Registrant does not have any fee offsets.